Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP

      We consent to the incorporation by reference in Registration Statement Nos. 333-85700, 333-26517, 333-34652, 333-51133, on Form S-3, and Nos. 333-101325, 333-85814, 333-61724, 333-59084, 333-14863, 333-61723, 333-49091 and 333-49922 on Form S-8 of Loral Space & Communications Ltd. (A Bermuda company) (a Debtor In Possession) of our reports dated March 15, 2004 (which express an unqualified opinion and contain explanatory paragraphs which indicate that (1) the Company changed its methods of accounting to adopt the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, effective July 1, 2003, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002 and (2) the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code and that (i) the consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings and (ii) the aforementioned matter, among others, raises substantial doubt about its ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

San Jose, California

March 15, 2004